Exhibit 5.1

July 31, 2007

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Re:	Plains Exploration & Production Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission on the date of this opinion letter, under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 3,400,000 additional shares (the “Company Shares”) of the Company’s common stock, par vale $0.01 per share (“Common Stock”), under the Company’s Amended and Restated 2004 Stock Incentive Plan.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Registration Statement relating to the Company Shares has become effective under the Act, and when issued and delivered as described in the Registration Statement, the Company Shares will be duly authorized and validly issued and fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the General Corporation Law of the State of Delaware.

1111 Louisiana Street, 44th Floor / Houston, Texas 77002-5200 / 713.220.5800 / fax: 713.236.0822 / akingump.com

Plains Exploration & Production Company

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

AKIN GUMP STRAUSS HAUER & FELD LLP